UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2010 (October 15, 2010)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2010, SDQ III Fee, LLC (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), completed its purchase of additional development property known as Phase III (the “Phase III Parcels”) located adjacent to Scottsdale Quarter®, a retail and office complex located in Scottsdale, AZ and operated by Kierland Crossing, LLC (“Kierland”), another affiliate of the Registrant.  The execution of the purchase agreement and the purchase price were initially disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2010, as amended (the “Form 8-K”).  Kierland initially executed the agreement and subsequently assigned its interest as buyer to the Company.  In connection with completing the purchase of the Phase III Parcels, the Company assumed an existing mortgage loan (the “Loan”) secured by the Phase III Parcels and obtained additional financing from the sellers of the Phase III Parcels (the “Second Loan”) to fund the purchase.  The material terms of each financing transaction are described below.

The Company’s assumption of the Loan is evidenced by a Loan Assumption Agreement between Washington Trust Bank (the “Lender”), Glimcher Properties Limited Partnership (“GPLP”), and the Company (the “Agreement”), a Substitute Promissory Note, and an Amendment to Deed of Trust that encumbers the Phase III Parcels, each dated October 15, 2010.  The outstanding principal amount of the Loan is Twelve Million Five Hundred Thousand Dollars ($12,500,000).  The Loan has a maturity date of November 5, 2011 and a floating interest rate of 3.00% over LIBOR adjusted monthly with a floor of 5.50% per annum.  The Loan has two extension options that each allow for an extension of the maturity date by six months at Lender’s discretion.  The Company shall make monthly payments of interest.  All outstanding principal and accrued interest for the Loan shall be due and payable at the maturity date.  The other terms, conditions, representations, and warranties pertaining to the Loan are customary and typical for a real estate financing transaction of this nature.

As part of the Loan assumption, the Registrant’s affiliate, GPLP, executed a Continuing Guaranty, dated as of October 15, 2010 (the “Guaranty”), to provide a payment guaranty for an amount limited to: A) thirty percent (30%) of the then-current principal balance of the Loan, B) all accrued and accruing interest on the aforementioned amount, and C) thirty percent (30%) of all fees, charges, and other amounts due and owning on the Loan under the terms of the Agreement, the deed of trust as amended, and additional ancillary documents relating to the Loan.  Also under the Guaranty, GPLP provides a guaranty to protect Lender against losses that Lender may incur by reason of certain intentional misrepresentations, malfeasance, or misappropriations by the Company, uninsured casualties affecting the Phase III Parcels, as well as certain losses or costs arising from damage to the Phase III Parcels caused by the presence or release of hazardous materials.

The Second Loan is in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) and is made to the Company by Kierland Crossing Residential, LLC, Kierland Crossing Residential II, LLC, and Kierland Crossing Residential III, LLC (all collectively, the “Kierland Companies”).  The Second Loan is evidenced by a Subordinated Secured Promissory Note (the “Subordinate Note”) and Junior Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement (the “Subordinate Mortgage”), each dated October 15, 2010.  The Second Loan is secured by the Phase III Parcels, but subordinate to the Loan.  Under the Subordinate Note, the Second Loan shall have an interest rate of 6.00% per annum and require the Company to make monthly interest only payments.  The Subordinate Note permits the Company to make prepayments of principal and interest.  The maturity date of the Second Loan shall be the earlier of: A) the commencement of construction on any portion of the Phase III Parcels secured by the Subordinate Mortgage, B) the sale or refinancing of all or any portion of the Phase III Parcels secured by the Subordinate Mortgage, C) the maturity date of the Loan, or D) October 15, 2012.  Events of default under the Subordinate Note include any default under the Agreement (or any other ancillary Loan documents), non-payment on the Second Loan, and other events typically defined as defaults in real estate financing transactions of this nature.  As part of the Second Loan transaction, GPLP executed a Guaranty, dated October 15, 2010, to provide a payment and performance guaranty of the obligations of the Company under the Subordinate Note and Subordinate Mortgage.

Other than the transactions discussed above and referenced or disclosed in this report, neither the Registrant, Kierland, GPLP, the Company nor any of their affiliates have any other material relationship with Lender or the Kierland Companies.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 8.01 Other Events.

Contemporaneously with the completion of the Company’s purchase of the Phase III Parcels, Glimcher Kierland Crossing, LLC (“GKC”), another affiliate of the Registrant and owner of a 50% joint venture interest in Kierland, completed its purchase of the remaining 50% joint venture interest such that after the transaction Kierland became a wholly-owned subsidiary of the Registrant. GKC’s execution of the purchase agreement for the joint venture interest was also initially disclosed in the Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: October 18, 2010	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary

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